United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☒      Filed by a Party other than the Registrant   ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NAUTILUS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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The following supplemental information is being filed for the purpose of correcting the descriptions of the required vote and effect of abstentions with respect to the proposal to approve the amended and restated 2015 Long-Term Incentive Plan, as amended, as described in the proxy materials of Nautilus, Inc. (the “Company”). There are no other modifications or supplements to the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 30, 2020.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the proxy statement for instructions on how to do so.

Votes Required to Approve Each Proposal

If a quorum is present at the Annual Meeting:

(i) the six (6) nominees for the election of directors who receive the greatest number of votes cast by the shares present and voting in person or by proxy will be elected as directors; and

(ii) the proposals regarding the advisory vote on named executive officer compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it; and

(iii) the ratification of the selection of the independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it; and

(iv) the proposal regarding the amendment and restatement of the Nautilus, Inc. 2015 Long-Term Incentive Plan, as amended, will be approved if the number of votes cast in favor of the proposal exceeds the aggregate number of votes cast against it and abstentions from voting.

Counting of Votes; Abstentions

You may vote “FOR” or “WITHHOLD” authority to vote for the nominee for election as a director. If you vote your shares without providing specific instructions, your shares will be voted FOR the nominee for election to the Board of Directors. If you vote to “WITHHOLD” authority to vote for the nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted as a vote cast on the proposal and will have no effect in determining whether the nominee is elected.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the proposals regarding the advisory vote on named executive officer compensation, the ratification of the selection of the independent registered public accounting firm, and the approval of the amendment and restatement of the 2015 Long-Term Incentive Plan, as amended.  If you choose “ABSTAIN” from voting on the advisory vote on named executive officer compensation or the ratification of the selection of the independent registered public accounting firm, your shares represented will be counted as present for the purpose of determining a quorum, but will not be counted as votes cast on the proposal and will have no effect in determining whether the proposal is approved. However, for the proposal to approve the amendment and restatement of the 2015 Long-Term Incentive Plan, as amended, the New York Stock Exchange (“NYSE”) listing standards require approval by at least a majority of votes cast for this proposal, and under NYSE guidance, abstentions count as votes cast. Accordingly, if you choose “ABSTAIN” from voting on the amendment and restatement of the 2015 Long-Term Incentive Plan, as amended, your shares represented by such vote will be counted as present for the purpose of determining a quorum and will have the same effect as votes cast “AGAINST” the proposal.

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